FiberMark
161 Wellington Road
P.O. Box 498
Brattleboro, VT 05302

Tel 802 257 0365
Fax 802 257 5900
E-mail info@fibermark.com

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and
Corporate Communications
802 257 5981

Roy Winnick or Mark Semer
Kekst and Company
212 521 4842 or 4802

FIBERMARK, INC. RECEIVES COURT APPROVAL OF
FULL DIP FINANCING AND ALL FIRST-DAY MOTIONS

Action Enhances Company’s Ability to Continue Normal Operations
During Reorganization Process, Including Meeting Post–petition
Obligations to Vendors, Customers and Employees

BRATTLEBORO, Vt.—April 27, 2004—FiberMark, Inc. (OTCBB: FMKIQ) today announced that Judge Colleen A. Brown of the U.S. Bankruptcy Court for the District of Vermont has given final approval for its $30 million debtor-in-possession (DIP) credit facility through GE Commercial Finance and for all of the company’s first-day motions in connection with its previously announced chapter 11 filing on March 30, 2004. The first-day orders issued by Judge Brown today will enable FiberMark to continue normal operations during the reorganization process. The company currently has no cash drawn under the DIP facility.

“The granting of final approval of our first-day motions by Judge Brown is a vital step in our financial reorganization progress,” said Alex Kwader, chairman and chief executive officer. “With final approval of the DIP and of our first-day motions, we can continue to meet our post-petition commitments to employees, vendors and customers, operating normally as we have since the restructuring announcement. This DIP facility, together with our cash flow from operations, provides important reassurance to our customers and vendors throughout the reorganization process.”

The company expects to report its financial results and to file its Form 10Q for the first quarter of 2004 no later than May 15. The company does not plan an investors’ conference call. However, additional information will be available through monthly operating reports filed with the court as part of the restructuring process, the first of which will be filed no later than May 31.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications; wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This press release contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Forms 10K as filed with the SEC on March 30, 2004, which is accessible on the company's Web site: www.fibermark.com.

- # # # -